Exhibit 5.1

March 29, 2018

Ovid Therapeutics Inc.

1460 Broadway, Suite 15044

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Ovid Therapeutics Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,476,374 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value (the “Common Stock”), consisting of (i) 1,230,312 shares of Common Stock issuable pursuant to the Company’s 2017 Equity Incentive Plan and (ii) 246,062 shares of Common Stock issuable pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the Company’s 2015 Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, your Certificate of Incorporation, as amended and restated, and Bylaws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated and is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 849-7400    cooley.com